Exhibit 99.1

ICT GROUP MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS, LLC
Michael McMullan	Betsy Brod/Lynn Morgen
212-994-4660	212-750-5800

ICT GROUP REPORTS FIRST QUARTER 2009 RESULTS

~ Strong Growth in Core Business ~

~ Gross Profit Margin Increased to 40.8% ~

~ Positive Pre-tax Earnings; Ahead of Company Guidance ~

~ $7.3 Million Cash Flow from Operations; $4.7 Million Free Cash Flow ~

~ Cash Position Increases to $37.6 Million ~

NEWTOWN, PA, APRIL 30, 2009 – ICT GROUP, INC. (NASDAQ: ICTG) today reported results for the first quarter ended March 31, 2009.

First Quarter 2009 Financial Performance

Total revenue for the 2009 first quarter was $96.1 million, compared to $108.7 million for last year’s first quarter. Revenue from our core services comprised primarily of North American customer care, technology and BPO services and our international operations, increased 2% to $91.5 million, and accounted for 95% of total revenue. For the 2008 first quarter, core business revenue was $89.9 million and represented 83% of total revenue. On a constant currency basis (using the same foreign exchange rates in both periods), core business revenue was up 10% year-over-year. Core business production volume was 4.6 million hours, up 16% year-over-year and 3% ahead of fourth quarter 2008 levels. Non-core business production volume, comprised of U.S. and Canada financial telesales and market research services, declined to 244,000 hours from 1.0 million hours in last year’s first quarter.

Gross margin was 40.8%, markedly ahead of last year’s 35.9%. The Company reported break-even earnings results for the 2009 first quarter, a significant improvement over the $1.0 million net loss incurred in the comparable year-ago period. Included in this year’s results was $85,000 in net restructuring charge reversals.

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ICT GROUP REPORTS FIRST QUARTER 2009 RESULTS (CONT.)

Commenting on first quarter performance, John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP, said, “We are seeing the benefits of the strategic realignment we implemented in the second half of 2008. The growth in our core business was driven by new and expanded business from existing clients in the financial services and telco/technology markets. The extension of our right-shore delivery strategy to our international markets has met with good initial client response, although our European results continue to be impacted by a difficult business environment in the U.K. The solid year-over-year performance in core business production reflects the underlying strength of our business.”

“Additionally,” Mr. Brennan noted, “we succeeded in significantly reducing costs by implementing operating efficiencies and increasing worldwide capacity utilization to 79% from 73% in last year’s first quarter. Selling, general and administrative expenses decreased compared to both the year-ago and prior quarters due to reduced facilities and staff costs.”

Free cash flow for the first quarter was $4.7 million. At March 31, 2009, cash and cash equivalents were $37.6 million, up from $31.3 million at the end of the 2008 fourth quarter. The Company had no outstanding debt at March 31, 2009, or at December 31, 2008.

First Quarter 2009 Operating Performance

The table below shows core business revenue and total revenue for the key vertical markets served by ICT GROUP.

	Core Revenue (millions)		Total Revenue (millions)
	1Q2009	1Q2008	1Q2009	1Q2008
Financial Services	$39.3	$34.1	$43.8	$51.4
Telco/Tech	32.8	33.3	32.9	33.7
Healthcare	11.5	13.7	11.5	13.9
Other	7.9	8.8	7.9	9.7
Total	$91.5	$89.9	$96.1	$108.7

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ICT GROUP REPORTS FIRST QUARTER 2009 RESULTS (CONT.)

Core financial services sector revenue totaled $39.3 million for the 2009 first quarter, up 15% from $34.1 million in the 2008 first quarter, and up 22% year-over-year when measured on a constant currency basis. Production hours increased 32% driven by customer care, collections and BPO services for existing financial services clients. Core business represented 90% of total financial services revenue compared to 66% last year.

Core telecommunications/technology sector revenue totaled $32.8 million, approximately flat with the $33.3 million in the 2008 first quarter, but up 15% on a constant currency basis. Production hours increased 13%, reflecting additional work in the U.S., Canada and the Philippines for recently-acquired clients. Core business accounted for virtually all of the sector’s revenue compared to 98.5% last year.

Total and core healthcare revenue were essentially equal in the first quarter and amounted to $11.5 million, down from $13.9 million in the first quarter of 2008, but posted a modest sequential increase of $0.2 million from the fourth quarter of 2008. Production hours declined 21%, reflecting the net effect of a fall off in health insurance and prescription assistance work partially offset by an increase in certain pharmaceutical client projects and the launch of our Hospital Patient Access Services program.

“Annualized new business wins amounted to $20 million in the 2009 first quarter, largely representing additional work from existing financial services and telco/technology clients,” Mr. Brennan said. “Prevailing economic conditions continue to lengthen sales cycles and program ramp-up schedules.”

Summary and Outlook

“ICT GROUP demonstrated solid performance in the 2009 first quarter. Through the allocation of resources to more predictable business and the ongoing commitment to continuous improvement, the Company has made significant progress. First quarter pre-tax break-even results surpassed the Company’s guidance as cost reductions outpaced investments in sales and marketing. While operating conditions remain challenging, we believe we have stabilized our business by focusing on our core service offerings and significantly reducing our exposure to more volatile non-core business,” Mr. Brennan said.

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ICT GROUP REPORTS FIRST QUARTER 2009 RESULTS (CONT.)

The Company believes that it has successfully realigned the onshore/offshore capacity for its U.S. operations. Consistent with its previously announced strategy to right-shore capacity for its international business units, the Company now plans to close or downsize certain international operations, which would result in restructuring charges in the second and third quarters of 2009, which are not expected to exceed $1 million in total.

“We expect 2009 second quarter revenue and operating profitability to be similar to or modestly above that of this year’s first quarter, exclusive of any restructuring charges. In addition, we expect that core revenue measured on a constant currency basis will be up 6% to 8% in the second quarter compared to last year’s second quarter, driven by a 12% to 14% increase in production volume,” Mr. Brennan continued.

The Company expects to report positive year-over-year growth in core business revenue throughout 2009, measured on a constant currency basis, and to achieve operating leverage through increased productivity and greater workstation utilization.

Conference Call:

The Company will hold a conference call today, Thursday, April 30, 2009, at 9:00 a.m. ET. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through May 7, 2009.

About ICT GROUP:

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, up-selling/cross-selling, technical support and database marketing as well as e-mail management, data entry, collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

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ICT GROUP REPORTS FIRST QUARTER 2009 RESULTS (CONT.)

Important Cautionary Information Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements relating to matters such as projected revenue, operating profitability, production volume and productivity. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2008, and other documents, such as current reports on Form 8-K and quarterly reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: global economic conditions, customer demand for a client’s product or service, the client’s budgets and plans and political, economic and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), a client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, changes in tax laws and regulation, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks and the impact of war. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
REVENUE	$96,058	$108,700

OPERATING EXPENSES:
Cost of services	56,849	69,652
Selling, general and administrative	39,168	40,828
Restructuring charges (reversals), net	(85)	—

	95,932	110,480

Operating income (loss)	126	(1,780)

Interest expense (income), net	25	(122)

Income (loss) before income taxes	101	(1,658)

Income tax provision (benefit)	105	(645)

Net loss	$(4)	$(1,013)

Diluted loss per share	$(0.00)	$(0.06)

Shares used in computing diluted loss per share	15,982	15,844

Reconciliation of Income (Loss) Before Income Taxes to Adjusted Net Loss to Eliminate

the Effect of Net Restructuring Charge Reversals and a Government Grant Adjustment

(Unaudited)

($ in thousands)

Adjusted Results of Operations:
Income (loss) before income taxes	$101	$(1,658)
Restructuring reversals, net of charges	(85)	—
Government grant adjustment	—	(306)

Adjusted income (loss) before income taxes	16	(1,964)
Adjusted income tax provision (benefit)	105	(747)

Adjusted net loss	$(89)	$(1,217)

Adjusted diluted loss per share	$(0.01)	$(0.08)

Shares used in computing adjusted diluted loss per share	15,982	15,844

ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)

	March 31, 2009	December 31, 2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$37,622	$31,283
Accounts receivable, net	60,668	65,156
Other current assets	12,201	12,448

Total current assets	110,491	108,887

PROPERTY AND EQUIPMENT, net	53,507	57,841

OTHER ASSETS	11,330	10,833

	$175,328	$177,561

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$44,639	$47,505

OTHER LIABILITIES	9,750	10,555

TOTAL SHAREHOLDERS’ EQUITY	120,939	119,501

	$175,328	$177,561

WORKSTATIONS AT PERIOD END	12,523	12,509

Reconciliation of Free Cash Flow (Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2009	2008
Cash Flow from Operating Activities:
Net Loss	$(4)	$(1,013)
Depreciation and Amortization	5,935	6,705
Other Non-cash Charges	764	625
Changes in Assets and Liabilities	616	(284)

Net Cash Provided by Operating Activities	7,311	6,033
Less Purchases of Property and Equipment	(2,565)	(6,398)

Free Cash Flow	$4,746	$(365)

ICT Group, Inc.

Core / Non-Core Revenue

(Unaudited)

	Actuals as Reported			On a Constant Currency Basis
$ in millions	Total Revenue 1Q09	Core Revenue 1Q09	Non-core Revenue 1Q09	Total Revenue 1Q09	Core Revenue 1Q09	Non-core Revenue 1Q09
Financial	$43.8	$39.3	$4.5	$43.8	$39.3	$4.5
Telco/Tech	32.9	32.8	0.1	32.9	32.8	0.1
Healthcare	11.5	11.5	—	11.5	11.5	—
Other	7.9	7.9	—	7.9	7.9	—

Total	$96.1	$91.5	$4.6	$96.1	$91.5	$4.6

$ in millions	1Q08	1Q08	1Q08	1Q08	1Q08	1Q08
Financial	$51.4	$34.1	$17.3	$48.5	$32.1	$16.4
Telco/Tech	33.7	33.3	0.4	29.1	28.6	0.5
Healthcare	13.9	13.7	0.2	13.9	13.8	0.1
Other	9.7	8.8	0.9	9.3	8.5	0.8

Total	$108.7	$89.9	$18.8	$100.8	$83.0	$17.8

% Variances
Financial	-15%	15%	-74%	-10%	22%	-73%
Telco/Tech	-2%	-2%	-75%	13%	15%	-80%
Healthcare	-17%	-16%	NA	-17%	-17%	NA
Other	-19%	-10%	NA	-15%	-7%	NA
Total	-12%	2%	-76%	-5%	10%	-74%

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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